SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated May 24, 2019 between
LISTED FUNDS TRUST
and
Roundhill Financial Inc.

The Trust will pay to the Adviser, as compensation for the Adviser’s services rendered, a fee computed daily at an annual rate based on the average daily net assets of the Fund in accordance with the following fee schedule:

Fund	Rate
Roundhill BITKRAFT Esports & Digital Entertainment ETF	0.50%
Roundhill Sports Betting & iGaming ETF	0.75%
Roundhill Streaming Services & Technology ETF	0.75%
Roundhill Pro Sports, Media & Apparel ETF	0.75%
Roundhill Ball Metaverse ETF	0.59%
Roundhill Cannabis ETF	0.75%
Roundhill Digital Payments ETF	0.75%
Roundhill IO Digital Infrastructure ETF	0.75%
Roundhill Ecommerce ETF	0.75%
Roundhill MEME ETF	0.69%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of February 4, 2022.

LISTED FUNDS TRUST	ROUNDHILL FINANCIAL INC.

By: /s/ Kent Barnes	By: /s/ Will Hershey
Name: Kent P. Barnes	Name: Will Hershey
Title: Secretary	Title: Chief Executive Officer